Exhibit 99.1

Contact Information:

Kekst and Company, Inc.	Perini Corporation
437 Madison Avenue	73 Mount Wayte Ave.
New York, NY 10022	Framingham, MA 01701
(212) 521-4855	(508) 628-2295
Douglas Kiker	Kenneth R. Burk, Senior Vice President &
Chief Financial Officer

FOR IMMEDIATE RELEASE

Perini Corporation Announces Q1 2008 Results

•	Revenues of $1.26 billion, up 27% from Q1 2007
•	Net income of $25.2 million, up 11% from Q1 2007
•	Diluted EPS $0.91, up 8% from Q1 2007

Framingham, MA – May 7, 2008 – Reflecting strong contributions from its building and management services segments, Perini Corporation (NYSE: PCR), a leading building, civil construction and construction management company, today reported significantly improved results for the first quarter ended March 31, 2008.

First Quarter Results

Net income was $25.2 million for the first quarter of 2008, as compared to net income of $22.7 million for the first quarter of 2007. Diluted earnings per common share were $0.91 for the first quarter of 2008, as compared to $0.84 for the first quarter of 2007.

Revenues from construction operations were $1.26 billion for the first quarter of 2008, compared to revenues of $987.4 million for the first quarter of 2007. The increase in revenues is primarily due to an increased volume of work in the building segment’s hospitality and gaming and healthcare markets.

Robert Band, President and Chief Operating Officer, stated that, “We are pleased to report a strong performance for the first quarter of 2008, again led by our building and management services segments. The increase in our revenues and profit primarily reflects the conversion of our substantial building segment backlog into revenues and profit as anticipated, and another strong profit performance by our management services segment resulting in a significant contribution to our first quarter operating results. In addition, our civil segment experienced an improved profit performance in the first quarter of 2008.”

Backlog at $7.2 Billion

The backlog of uncompleted construction work at March 31, 2008 was $7.2 billion, down from the $7.6 billion backlog reported at December 31, 2007. The March 31, 2008 backlog includes new contract awards added during the first quarter of 2008 totaling approximately $895 million, which includes approximately $590 million of additional work in the hospitality and gaming market in Las Vegas, Maryland and California. Also, Rudolph and Sletten added approximately $274 million of various non-hospitality and gaming work, including new awards in the education, high-tech and office building markets.

“Our pipeline of pending awards and new work prospects remains full of opportunities, especially for hospitality and gaming, healthcare and education projects. We are pleased to have been selected along with another contractor to build the MGM Grand Atlantic City. Preconstruction services have commenced and contract terms are being finalized. The value of Perini’s portion of the work is estimated to be $1 to $1.2 billion,” Mr. Band stated.

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May 7, 2008	Perini Q1 Results	Page 2

Financial Condition Remains Strong in 2008

The Company’s financial condition remained strong at March 31, 2008. Working capital increased to $297.0 million at March 31, 2008, from $293.5 million at December 31, 2007. The Company improved its solid base of shareholders’ equity to $396.4 million at March 31, 2008. In addition, the Company has $113.7 million available to borrow under its credit facility at March 31, 2008. The Company believes its strong financial position and credit arrangements are more than sufficient to support the Company’s substantial backlog.

Outlook

On April 2, 2008, the company announced that it has entered into a definitive agreement to combine with privately-held Tutor-Saliba Corporation to create what we believe will be the premier publicly-traded general contractor in the United States and overseas. The combined company is expected to enhance Perini’s growth prospects significantly by adding substantial management capacity, client relationships and other resources to our industry-leading position in the gaming and hospitality markets; by integrating Tutor-Saliba’s highly successful civil construction business with our civil segment to improve its profitability; and by combining Tutor-Saliba’s successful construction business in Guam with our management services segment to position the combined operation to benefit from significant anticipated government spending overseas in the next several years. In addition, this transaction will extend our geographic diversity, enhance our access to surety bonding and strengthen our management team.

The transaction is subject to closing conditions, including the approval of Perini’s shareholders and receipt of regulatory approvals. The transaction, which is expected to close during the third quarter of 2008, is expected to be accretive to earnings per share beginning in the first full fiscal year of combined operations. The Company is maintaining its existing guidance for 2008 revenues in the range of $5.5 to $5.9 billion and diluted earnings per share in the range of $3.50 to $3.75. Beyond fiscal 2008, the Company is targeting fiscal 2009 revenue and diluted earnings per share in the range $7.3 to $7.8 billion and $4.00 to $4.20, respectively, and targeting diluted earnings per share growth in 2010 of between 10% to 20%.

About Perini Corporation

Perini Corporation is a leading construction services company offering diversified general contracting, construction management and design/build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures.

We offer general contracting, pre-construction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including sitework, concrete forming and placement and steel erection. We are known for our hospitality and gaming industry projects, sports and entertainment, educational, transportation, healthcare, biotech, pharmaceutical and high-tech facilities, as well as large and complex civil construction projects and construction management services to U.S. military and government agencies.

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's ability to successfully and timely complete construction projects; the Company’s ability to convert backlog into revenue; the potential delay, suspension, termination, or reduction in scope of a construction project; the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; the availability of borrowed funds on terms acceptable to the Company; the ability to retain certain members of management; the ability to obtain surety bonds to secure its performance under certain construction contracts; possible labor disputes or work stoppages within the construction industry; changes in federal and state appropriations for infrastructure projects; possible changes or developments in worldwide or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; actions taken or not taken by third parties, including the Company’s customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials; the ability to obtain the approval of the transaction with Tutor-Saliba by Perini shareholders; the ability to obtain governmental approvals of the transaction with Tutor-Saliba or to satisfy other conditions to the transaction on the terms and expected timeframe or at all; transaction costs from the transaction with Tutor-Saliba; the effects of disruption from the transaction with Tutor-Saliba making it more difficult to maintain relationships with employees, customers, other business partners or government entities; the ability to realize the expected synergies resulting for the transaction with Tutor-Saliba in the amounts or in the timeframe anticipated and the ability to integrate Tutor-Saliba’s businesses into those of Perini in a timely and cost-efficient manner. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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May 7, 2008	Perini Q1 Results	Page 3

Perini Corporation (NYSE) Summary of Consolidated Earnings (Unaudited) (In Thousands of Dollars)

	For the Three Months
	Ended March 31,
	2008	2007
Revenues:
Building	$ 1,163,020	$ 886,855
Civil	60,156	57,103
Management services	33,160	43,398
TOTAL REVENUES	$ 1,256,336	$ 987,356

Gross profit	$ 66,562	$ 57,897
General and administrative expenses	27,599	25,157
Income from construction operations	38,963	32,740
Other income, net	1,505	2,356
Interest expense	(355)	(690)
Income before income taxes	40,113	34,406
Provision for income taxes	(14,960)	(11,753)
NET INCOME	$ 25,153	$ 22,653

BASIC EARNINGS PER COMMON SHARE	$ 0.93	$ 0.85

DILUTED EARNINGS PER COMMON SHARE	$ 0.91	$ 0.84

Weighted average common shares outstanding:
Basic	27,145	26,638
Effect of dilutive stock options, warrants and
restricted stock units outstanding	508	482
Diluted	27,653	27,120

Selected Balance Sheet Data

(Unaudited)

(In Thousands of Dollars)

	March 31,	December 31,
	2008	2007
Total assets	$ 1,730,179	$ 1,654,115
Working capital	$ 297,022	$ 293,521
Long-term debt, less current maturities	$ 13,635	$ 13,358
Stockholders' equity	$ 396,354	$ 368,334

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